Exhibit 99.2


FOR IMMEDIATE RELEASE


CONTACT:  KATE CONNELLY
          JOE KOPEC
          The Dilenschneider Group
          312-553-0700


                  MERCURY FINANCE COMPANY'S BOARD OF DIRECTORS
                 NAMES WILLIAM A. BRANDT, JR. PRESIDENT AND CEO


CHICAGO, IL. February 3, 1997 - William A. Brandt, Jr., president and chief executive officer of Development Specialist, Inc. a firm specializing in the provision of management, consulting and turnaround assistance to reorganizing businesses today was named president and chief executive officer of Mercury Finance Company (NYSE: MFN) by the board of directors.

Brandt has agreed to assume these responsibilities, effective immediately. He will head a team of advisors to the Company who are scheduled to meet with Mercury's lenders today in Chicago to discuss financing arrangements to meet the company's ongoing liquidity needs.

John N. Brincat, Mercury Finance president and chief executive officer since 1989, has resigned from the positions of president and chief executive officer, but will remain active as an employee and as a director, assisting Brandt with business operations. Brincat said that under the circumstances, he believes the Company is best served by a new, independent CEO who can take a look at the situation from a fresh perspective.

Brandt, who has been involved in a number of major turnarounds said, "I appreciate the confidence expressed by the board. My experience with turnarounds is that the first stage is critical and requires enormous focus, coordination and immediate information gathering to identify the most effective way to return a company like Mercury Finance to financial stability. A team of experts has been fielded to deal with the issues and over the next several days and weeks we will be working to stabilize the immediate situation and chart a course of action. It is my intention to regularly inform our shareholders and the public of our progress as we put the building blocks in place for the new Mercury Finance.

Other than the developments reported above, there have been no material changes in the status of Mercury Finance since last Friday.